                                June 16, 2026

Hozefa Lokhandwala
c/o AMC Global Media Inc.
PENN 11
New York, NY 10001
Re:    Employment Agreement
Dear Hozefa:
I am pleased to forward this letter agreement (the “Agreement”), effective as of the date hereof (the “Effective Date”), which will confirm the terms of your employment by AMC Global Media Inc. (the “Company”), which employment shall commence on June 16, 2026, or such other date as the parties may agree (the “Commencement Date”).
1.    Title; Duties. Beginning on the Commencement Date, you will be employed by the Company as Executive Vice President and Chief Financial Officer. In this capacity, you will report to the Chief Executive Officer (the “CEO”) of the Company, including, without limitation, any interim CEO, or any successor entity. You agree to devote substantially all of your business time and attention to the business and affairs of the Company and to perform your duties in a diligent, competent and skillful manner and in accordance with applicable law; provided, that, to the extent such activities do not violate any terms of this Agreement or any Company policies, including, without limitation, the Company’s Code of Business Conduct and Ethics Policy, or interfere with your performance of your duties, services and responsibilities under this Agreement, you may participate or serve in your individual capacity: i) in educational, charitable, religious and civic organizations; ii) as a member of the board of directors or advisory board (or their equivalents in the case of a non-corporate entity) of non-competing businesses upon consent of the Company; or iii) on such other corporate or industry organization boards which have been approved in advance by the Company. The Company acknowledges and agrees that your participation in the activities set forth on Annex II hereto is preapproved as of the Effective Date. Except for the activities set forth on Annex II or otherwise approved by the Company pursuant to this Section 1, you agree that you shall, as soon as practicable following the Effective Date, and in any event no later than fifteen (15) business days thereafter, resign from any board of directors, advisory board or similar governing body position. The Company reserves the right to withdraw its approval of your participation on corporate or industry organization boards, with reasonable advance notice, if it determines, in its reasonable discretion, that your participation, or continued participation, is interfering, or may interfere, with your obligations to the Company or create a conflict of interest.

2.    Term. The term of this Agreement (the “Term”) shall commence as of the Effective Date and shall automatically expire on June 30, 2029 (the “Expiration Date”).
3.    No Prior Restrictions. By signing this Agreement, you represent and warrant that you are aware of no obligations, contractual or otherwise, relating to a prior employer or any other entity for which you rendered services or with which you are or were affiliated which would prevent or prohibit you from accepting or commencing employment with the Company and/or performing fully your job responsibilities now or in the future.
4.    Compensation; Benefits. Beginning on the Commencement Date, your annual base salary will be a minimum of $750,000, subject to annual review and potential increase by the Compensation Committee of the Board of Directors of the Company (the “Compensation Committee”), in its discretion. The Compensation Committee will review your compensation package on an annual basis.
You will also be eligible participate in our discretionary annual incentive bonus program (“AIP”) with an annual target bonus opportunity equal to one hundred percent (100%) of actual salary dollars earned during the year. Bonus payments depend on a number of factors, which may include Company, unit and individual performance. However, the decision of whether or not to pay a bonus, and the amount of that bonus, if any, will be made by the Compensation Committee in its sole discretion. Except as otherwise provided herein, in order to receive a bonus, you must be employed by the Company at the time bonuses are being paid. Such bonus shall be earned, only if and when actually paid to, and received by, you. Notwithstanding the foregoing, if your employment with the Company ends on or after the Expiration Date, for reasons other than a termination by the Company for “Cause”, as defined below, you shall be eligible for a full-year bonus with respect to the fiscal year ending December 31, 2029 which bonus, shall be payable to you if and when such bonuses are generally paid to similarly situated then current employees and will be based on your then current annual target bonus opportunity and the performance metrics established by the Compensation Committee in its discretion
You will also participate, subject to your continued employment by the Company and actual grant by the Compensation Committee in its discretion, in such long-term equity and other incentive programs as are made available in the future to similarly situated executives at the Company; provided  that for the purposes of this provision, the Company’s CEO shall not be deemed a “similarly situated executive.” Beginning in 2027, it is expected that such awards will consist of annual grants of cash and/or equity awards with an annual aggregate target value of not less than $750,000, as determined by the Compensation Committee. For calendar year 2026, you will be recommended to the Compensation Committee, in October 2026, for grants of long-term incentive awards with a total target value of $375,000, which grants will be comprised of a one-time award of restricted stock units with a value, at the time of grant, of $187,500 and a one-time award of cash performance awards with a target value of $187,500, which awards will vest in accordance with the vesting schedule applicable to the long-term incentive awards granted to other similarly situated executives in calendar year 2026. Any such awards would be subject to actual grant to you by the Compensation Committee in its discretion pursuant to the applicable plan documents and would be subject to terms and conditions established by the Compensation

Committee in its discretion that would be detailed in separate agreements you would receive after any award is actually made.
Additionally, you will be eligible for the Company’s standard benefits program. Participation in the Company’s benefits program is subject to meeting the relevant eligibility requirements, payment of the required premiums, and the terms of the plans themselves. The Company currently offers medical, dental, vision, life, and accidental death and dismemberment insurance, short- and long-term disability insurance, a savings and retirement program and paid holidays. You will also be eligible for four (4) weeks’ vacation per year, to be used and accrued in accordance with Company policy.
5.    Clawback Policy. Notwithstanding anything herein to the contrary, you acknowledge that any incentive compensation that you earn, receive or vest in, whether during or after the Term, which is based, wholly or in part, upon the attainment of a Financial Reporting Measure, as defined below, is subject to the terms of the Company’s Clawback Policy, as in effect from time to time.

6.    Restrictive Covenants. Effective immediately, you and the Company agree to be bound by the additional covenants and provisions applicable to each that are set forth in Annex I attached hereto, which Annex shall be deemed to be a part of this Agreement.
7.    Termination. If your employment with the Company is terminated following the Commencement Date and prior to the expiration of the Term (1) by the Company or (2) by you for “Good Reason,” and at the time of such termination under clauses (1) or (2) “Cause” does not exist, then subject to your execution and the effectiveness of a severance agreement satisfactory to the Company, which shall include, without limitation, non-compete (limited to one (1) year), non-disparagement, non-solicitation, confidentiality and further cooperation obligations/restrictions on you substantially consistent with Annex I hereto, as well as a general release by you of the Company and its affiliates (the “Severance Agreement”), the Company will provide you with the following (collectively, the “Separation Benefits”):
a.    Severance in an amount to be determined by the Compensation Committee (the “Severance Amount”), but in no event less than two (2) times the sum of your annual base salary plus your target annual bonus, each as in effect on the effective date of your termination (the “Termination Date”). An amount equal to sixty percent (60%) of the payment provided for in this paragraph (the “First Payment”) will be payable to you on the six-month anniversary of the Termination Date and the remainder of the Severance Amount will be payable to you over the six-month period following such anniversary in accordance with the Company’s then prevailing payroll policies; provided that the maximum portion of the First Payment that is exempt from Section 409A of the Code (as defined below) will be payable to you on or before the seventy-fifth (75) day following the Termination Date; plus
b.    A prorated bonus based on the amount of your base salary earned by you during the fiscal year through the Termination Date, provided, that such bonus, if any,

will be payable to you if and when such bonuses are generally paid to similarly situated employees and will be based on your then current annual target bonus as well as Company and your business unit performance as determined by the Compensation Committee in its discretion, but without reduction for your individual performance;
c.    If, as of the Termination Date, annual bonuses had not yet generally been paid to similarly situated employees with respect to the prior fiscal year, a bonus based on the amount of your base salary actually paid to you during such prior fiscal year, provided, that such bonus, if any, will be payable to you if and when such bonuses are generally paid to similarly situated employees and will be based on your annual target bonus that was in effect with respect to such prior fiscal year as well as Company and your business unit performance as determined by the Compensation Committee in its discretion, but without reduction for your individual performance; and
d.    Time-Vested Restricted Stock and RSU Awards (including RSU Awards that are subject to achievement of a performance condition and RSU Awards that have no performance conditions). Each of your outstanding restricted stock or restricted stock units awards granted to you under the plans of the Company, if any, shall continue to vest in accordance with their original vesting schedule and payments or deliveries with respect to your restricted stock and restricted stock units shall be made on the original vesting date(s) (or, in the case of restricted stock units, on the original distribution date(s)); provided, however, that at the time of your termination from employment, the Company shall withhold and settle a portion of each of your outstanding restricted stock and restricted stock unit awards in an amount sufficient to fund the minimum amount of statutory tax withholding requirements (including federal, state and local income and employment tax withholding required due to such awards being “vested” for tax purposes) resulting from the recognition of income in respect of each such outstanding restricted stock or restricted stock unit award, and make a payroll tax contribution in such amount on your behalf; plus

e.    Performance-Based RSU Awards. Each of your outstanding performance-based restricted stock unit (“PRSUs”) awards granted under the plans of the Company, if any, shall immediately vest in full and shall be payable to you at the same time as such awards are paid to active employees of the Company and the payment amount of such award shall be to the same extent that other similarly situated executives receive payment for such awards as determined by the Compensation Committee (subject to the satisfaction of any applicable performance objectives); provided that, if the applicable performance objectives are not satisfied and no payments are made to other similarly situated executives then any such PRSUs will be forfeited; plus

f.    Cash Performance Awards. Each of your outstanding long-term cash performance awards (“CPAs”) granted under the plans of the Company, if any, shall immediately vest in full and shall be payable to you at the same time as such awards are paid to active employees of the Company and the payment amount of such award shall be to the same extent that other similarly situated executives receive payment for such awards as determined by the Compensation Committee (subject to the satisfaction of any applicable performance objectives); provided that, if the applicable performance objectives are not satisfied and no payments are made to other similarly situated executives then any such CPAs will be forfeited; and

g.    Stock Options; Stock Appreciation Awards. Each of your outstanding stock options and stock appreciation awards under the plans of the Company, if any, shall continue to vest in accordance with their original vesting schedule irrespective of the termination of the term hereof and you shall have the right to exercise each of those options and stock appreciation awards for the remainder of the term of such option or award.

If you die after a termination of your employment that is subject to the above, your estate or beneficiaries will be provided any remaining benefits and rights under the above sections (a) through g), above.

Except as otherwise set forth herein, in connection with any termination of your employment, your then outstanding equity and cash incentive awards shall be treated in accordance with their terms and, other than as provided in this Agreement, you shall not be eligible for severance benefits under any other plan, program or policy of the Company. Nothing in this Agreement is intended to limit any more favorable rights that you may be entitled to under your equity and cash incentive award agreements, including, without limitation, your rights in the event of a termination of your employment, a “Going Private Transaction” or a “Change of Control” (as those terms are defined in the applicable award agreement).

If you cease to be an employee of the Company prior to the Expiration Date as a result of your death or your physical or mental disability, and at such time Cause does not exist then, subject (other than in the case of death) to your execution and delivery, within 60 days after the date of termination of your employment, and non-revocation (within any applicable revocation period) of the Severance Agreement, you or your estate or beneficiary shall be provided with the benefits and rights set forth in Sections (b) and (c) above, and each of your outstanding equity, cash incentive, stock option, and stock appreciation awards granted under the plans of the Company shall immediately vest in full, whether or not subject to performance criteria and shall be payable on the 90th day after the termination of your employment; provided, that if any such award is subject to any performance criteria, then (i) if the measurement period for such performance criteria has not yet been fully completed, then the payment amount shall be at the target amount for such award and (ii) if the measurement period for such performance criteria has already been fully completed, then the payment of such award shall be at the same time and to the extent that other similarly situated executives receive payment as determined by the Compensation Committee (subject to satisfaction of the applicable performance criteria).

This Agreement does not constitute a guarantee of employment for any definite period or on any specific terms. Your employment is at will and may be terminated by you or the Company at any time, with or without notice or reason.
8.    Indemnification. The Company hereby agrees that it shall indemnify and hold you harmless to the fullest extent provided in Article VIII of the Company’s By-Laws and on terms no less favorable as those applicable to other similarly situated executives of the Company. To the extent that the Company maintains officers’ and directors’ liability insurance, you will be covered under such policy subject to the exclusions and limitations set forth therein. The provisions of this Paragraph shall survive the expiration or termination of your employment and/or this Agreement as well as your execution of the Severance Agreement as provided for herein.
9.    Section 409 A. If and to the extent that any payment or benefit under this Agreement, or any plan, award or arrangement of the Company or its affiliates, constitutes “non-qualified deferred compensation” subject to Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”) and any regulations and guidelines promulgated thereunder (collectively, “Section 409A”) and is payable to you by reason of your termination of employment, then (a) such payment or benefit shall be made or provided to you only upon a “separation from service” as defined for purposes of Section 409A under applicable regulations and (b) if you are a “specified employee” (within the meaning of Section 409A as determined by the Company), such payment or benefit shall not be made or provided before the date that is six months after the date of your separation from service (or your earlier death) as set forth herein. Any amount not paid or benefit not provided in respect of the six-month period specified in the preceding sentence will be paid to you in a lump sum or provided to you as soon as practicable after the expiration of such six-month period.
Each payment or benefit under this Agreement shall be treated as a separate payment for purposes of Section 409A to the extent Section 409A applies to such payments or benefits.
To the extent you are entitled to any expense reimbursement from the Company that is subject to Section 409A, (i) the amount of any such expenses eligible for reimbursement in one calendar year shall not affect the expenses eligible for reimbursement in any other taxable year (except under any lifetime limit applicable to expenses for medical care), (ii) in no event shall any such expense be reimbursed after the last day of the calendar year following the calendar year in which you incurred such expense, and (iii) in no event shall any right to reimbursement be subject to liquidation or exchange for another benefit.
The Company may withhold from any payment due to you any taxes that are required to be withheld under any law, rule or regulation. To the extent permitted by applicable law, the Company may also offset from any payment otherwise due to you under this Agreement any outstanding amounts you then owe to the Company or any of its affiliates of whatever nature. If any payment otherwise due to you hereunder would result in the imposition of the excise tax imposed by Section 4999 of the Code, as amended, the Company will instead pay you either (i)

such amount or (ii) the maximum amount that could be paid to you without the imposition of the excise tax, depending on whichever amount results in your receiving the greater amount of after-tax proceeds (as reasonably determined by the Company).
The intent of the parties is that payments and benefits under this Agreement comply with Section 409A and applicable guidance issued thereunder or comply with an exemption from the application of Section 409A and, accordingly, all provisions of this Agreement shall be construed in a manner consistent with the requirements for avoiding taxes or penalties under Section 409A. Neither party shall take any action to accelerate or delay the payment of any monies and/or provision of any benefits that are subject to Section 409A in any manner that would not be in compliance with Section 409A.
10.    Assignment. This Agreement is personal to you and without the prior written consent of the Company shall not be assignable by you otherwise than by will or the laws of descent and distribution. This Agreement shall inure to the benefit of and be enforceable by your legal representatives. This Agreement shall inure to the benefit of and be binding upon the Company and its successors and assigns.

11.    Waiver. To the extent permitted by law, you hereby waive any and all rights to a jury trial with respect to any matter relating to this Agreement. your employment by the Company or the termination of your employment with the Company.

12.    Governing Law. This Agreement will be governed by and construed in accordance with the law of the State of New York applicable to contracts made and to be performed entirely within that State.

13.    Jurisdiction. You and the Company hereby irrevocably submit to the jurisdiction of the courts of the State of New York and the federal courts of the United States of America located, in each case, in New York County, New York solely in respect of the interpretation and enforcement of the provisions of this Agreement, and you hereby waive, and agree not to assert, as a defense that you are not subject thereto or that the venue thereof may not be appropriate. You and the Company hereby agree that a mailing of process or other papers with proof of delivery in connection with any such action or proceeding in any manner as may be permitted by law shall be valid and sufficient service thereof.

14.    Amendment. This Agreement may not be amended or modified otherwise than by a written agreement executed by the parties hereto or their respective successors and legal representatives.

15.    Severability. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement. If any provision of this Agreement is held by any court of competent jurisdiction to be illegal, invalid, void or unenforceable, such provision shall be deemed modified, amended and narrowed to the extent necessary to render the same legal, valid and enforceable, and the other remaining provisions of this Agreement shall not be affected but shall remain in full force and effect.

16.    Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original but all of which together will constitute one and the same instrument. Additionally, this Agreement may be executed by facsimile or other electronically transmitted signature, and such facsimile or electronically transmitted signature shall be deemed an original and be relied upon to the same extent as an original executed copy.

17.    Definitions. Capitalized terms used in this Agreement, including in Annex I attached hereto, and not otherwise defined, shall have the meanings set forth below:

“Cause” means, as determined by the Company, your (i) commission of an act of fraud, embezzlement, misappropriation, willful misconduct, gross negligence or breach of fiduciary duty against the Company or an affiliate thereof, or (ii) commission of any act or omission that results in a conviction, plea of no contest, plea of nolo contendere, or imposition of unadjudicated probation for any crime involving moral turpitude or any felony (iii) repeated failure to perform your material duties or follow lawful material directives, in each case as determined by the Company in good faith, which failure, if curable, as determined by the Company in its good faith discretion, is not cured to the Company’s reasonable satisfaction within ten (10) business days after the Company provides you with written notice of such failure; (iv) material violation of your obligations under this Agreement or any Company policies, including without limitation, the Company’s Code of Conduct and Company policies prohibiting unlawful harassment and/or discrimination or the protection of confidential information, which violation, if curable, as determined by the Company in its good faith discretion, is not cured to the Company’s reasonable satisfaction within ten (10) business days after the Company provides you with written notice of such violation.
“Good Reason” means that (1) without your consent, (A) your base salary or annual bonus target (as each may be increased from time to time in the Compensation Committee’s discretion) is reduced, (B) the terms of your long term award agreements, including, the amount of said awards, are modified in a manner inconsistent with modifications applicable to similarly situated executives of the Company, provided, however, that for the purposes of this provision, the Company’s CEO shall not be considered a “similarly situated executive”; C) your title is diminished, (D) you report to someone other than the CEO, including any interim CEO, of the Company or any successor entity, (E) your responsibilities as in effect immediately after the Commencement Date are thereafter materially diminished, (F) the Company materially breaches its obligations to you under this Agreement or, (G) the Company requires that your principal office be located more than fifty (50) miles from Manhattan, New York, provided, for clarity, that routine business travel in connection with your performance of your duties shall not constitute a relocation of your principal office, (2) you have given the Company written notice, referring specifically to this Agreement and definition, that you do not consent to such action, (3) the Company has not corrected such action within 30 days of receiving such notice, and (4) you voluntarily terminate your employment with the Company within 90 days following the happening of the action described in subsection (1) above.
“Financial Reporting Measure” means any of the following: (i) measures that are determined and presented in accordance with the accounting principles used in preparing the Company’s financial statements, and any measures that are derived wholly or in part from such measures (i.e., revenue and adjusted operating income), (ii) the Company’s stock price and (iii) total shareholder return.
18.    Construction. It is the parties’ intention that this Agreement not be construed more strictly with regard to you or the Company. This Agreement sets forth the entire agreement between the parties concerning the subject matter thereof and supersede all prior agreements and understandings, both oral and written, between the parties with respect to said subject matter.

19.    Termination of Agreement. This Agreement will automatically terminate, and be of no further force or effect, on the earlier of (a) June 19, 2026, if it is not acknowledged by you below prior to such date, or (b) the Expiration Date (except as to any right that accrued prior to such date to receive the Separation Benefits subject to the execution and effectiveness of the Severance Agreement); provided, however, that any provisions that, by their term, survive the termination of this Agreement, including but not limited to the covenants and provisions set forth in the Annex I hereto, shall survive such termination.

AMC GLOBAL MEDIA INC.

By:    /s/ Sal Romanello
Name: Sal Romanello
Title: Executive Vice President and General Counsel

Date: June 16, 2026

ACCEPTED AND AGREED:
By:    /s/ Hozefa Lokhandwala
Name: Hozefa Lokhandwala

Date: June 16, 2026

ANNEX I
This Annex I constitutes part of the Agreement, dated June 16, 2026, by and between Hozefa Lokhandwala (“You”) and AMC Global Media Inc. (the “Company”). Terms defined in the Agreement shall have the same meanings in this Annex.
You agree to comply with the following covenants in addition to those set forth in the Agreement.
1.    Confidentiality
(a)    Agreement. You agree to keep the existence and terms of this Agreement confidential (unless it is made public by the Company) provided that (1) you are authorized to make any disclosure required of you by any federal, state or local laws or judicial proceedings, after providing the Company with prior written notice and an opportunity to respond to such disclosure (unless such notice is prohibited by law), (2) you may disclose this Agreement to your attorneys and advisers, (3) you and your representatives and agents may disclose to any and all persons, without limitation of any kind, the tax treatment and tax structure of this Agreement and all materials of any kind (including opinions or other tax analyses) that are provided to you relating to such tax treatment or structure, and (4) you may disclose this Agreement in connection with any action by you to enforce or defend your rights under this Agreement.
(b)    Confidential and Proprietary Information. You agree to retain in strict confidence and not use for any purpose whatsoever or divulge, disseminate, copy, disclose to any third party, or otherwise use any Confidential Information, other than for legitimate business purposes of the Company and its affiliates. As used herein, “Confidential Information” means any non-public information of a confidential, proprietary, commercially sensitive or personal nature of, or regarding, the Company or any of its affiliates or any director, officer or member of senior management of any of the foregoing (collectively “Covered Parties”). The term Confidential Information includes information in written, digital, oral or any other format and includes, but is not limited to (i) information designated or treated as confidential; (ii) budgets, plans, forecasts or other financial or accounting data; (iii) subscriber, customer, guest, fan vendor or shareholder lists or data; (iv) technical or strategic information regarding the Covered Parties’ cable, data, telephone, programming, subscription video on demand, streaming, advertising, sports, entertainment, film production, theatrical, motion picture exhibition or other businesses; (v) advertising, business, programming, sales or marketing tactics and strategies; (vi) policies, practices, procedures or techniques, (vii) trade secrets or other intellectual property; (viii) information, theories or strategies relating to litigation, arbitration, mediation, investigations or matters relating to governmental authorities; (ix) terms of agreements with third parties and third party trade secrets; (x) information regarding employees, officers, directors, players, coaches, agents, talent, consultants, advisors or representatives, including their compensation or other human resources policies and procedures; and (xi) any other information the disclosure of which may have an adverse effect on the Covered Parties’ business reputation, operations or competitive position, reputation or standing in the community.

(c)    Exception for Disclosure Pursuant to Law. Notwithstanding the foregoing, the obligations set forth in subsection (b) above, other than with respect to subscriber or customer information, shall not apply to Confidential Information that is:
1)    already in the public domain;
2)    disclosed to you by a third party with the right to disclose it in good faith; or
3)    specifically exempted in writing by the applicable Covered Party from the applicability of this Agreement.
Notwithstanding anything to the contrary in this Agreement or otherwise, nothing shall limit your rights under applicable law to provide truthful information to any governmental entity or to file a charge with or participate in an investigation conducted by any governmental entity.
You are hereby notified that the immunity provisions in Section 1833 of title 18 of the United States Code provide that an individual cannot be held criminally or civilly liable under any federal or state trade secret law for any disclosure of a trade secret that is made (1) in confidence to federal, state or local government officials, either directly or indirectly, or to an attorney, and is solely for the purpose of reporting or investigating a suspected violation of the law, (2) under seal in a complaint or other document filed in a lawsuit or other proceeding, or (3) to your attorney in connection with a lawsuit for retaliation for reporting a suspected violation of law (and the trade secret may be used in the court proceedings for such lawsuit) as long as any document containing the trade secret is filed under seal and the trade secret is not disclosed except pursuant to court order.
2.    Non-Compete
You acknowledge that due to your executive position in the Company and your knowledge of Confidential Information, your employment by or affiliation with certain businesses would be detrimental to the Company or any of its direct or indirect subsidiaries. You agree that, without the prior written consent of the Company and to the extent permissible under applicable rules of professional responsibility, you will not represent, become employed by, consult to, advise in any manner or have any material interest, directly or indirectly, in any Competitive Entity (as defined below). A “Competitive Entity” shall mean any person, entity or business that (i) competes with any of the Company’s or any of its affiliates’ programming or other existing businesses, nationally or regionally; or (ii) directly competes with any other business of the Company or one of its subsidiaries that produced greater than 10% of the Company’s revenues in the calendar year immediately preceding the year in which the determination is made. Ownership of not more than 1% of the outstanding stock of any publicly traded company shall not, by itself, be a violation of this paragraph. This agreement not to compete will expire on the first anniversary of the date on which your employment with the Company has terminated if such termination occurs prior to the Expiration Date. For the avoidance of doubt, this agreement not to compete will expire on the Expiration Date if the termination of your employment with the Company occurs on the Expiration Date.
3.    Additional Understandings
You agree, for yourself and others acting on your behalf, that you (and they) have not disparaged and will not disparage, make negative statements about or act in any manner which is intended to or does damage to the good will of, or the business or personal reputations of the Company, any of its affiliates or any of their respective incumbent or former officers, directors, agents, consultants, employees, successors and assigns.
This agreement in no way restricts or prevents you from providing truthful testimony concerning the Company or its affiliates (i) as required by court order or other legal process; provided that you afford the Company written notice and an opportunity to respond prior to such disclosure; or (ii) in proceedings to enforce or defend your rights under this agreement or any other written agreement between you and the Company or its affiliates.
In addition, you agree that the Company is the owner of all rights, title and interest in and to all documents, tapes, videos, designs, plans, formulas, models, processes, computer programs, inventions (whether patentable or not), schematics, music, lyrics, programming ideas and other technical, business, financial, advertising, sales, marketing, customer, programming or product development plans, forecasts, strategies, information and materials (in any medium whatsoever) developed or prepared by you or with your cooperation during the course of your employment by the Company (the “Materials”). The Company will have the sole and exclusive authority to use the Materials in any manner that it deems appropriate, in perpetuity, without additional payment to you.
4.    Further Cooperation
Following the date of termination of your employment with the Company, you will no longer provide any regular services to the Company or represent yourself as a Company agent. If, however, the Company so requests, you agree to cooperate fully with the Company in connection with any matter with which you were involved prior to such employment termination, or in any litigation or administrative proceedings or appeals (including any preparation therefore) where the Company believes that your personal knowledge, attendance or participation could be beneficial to the Company or its affiliates. This cooperation includes, without limitation, participation on behalf of the Company and/or its affiliates in any litigation, administrative or similar proceeding, including providing truthful testimony. The Company will pay you for your services rendered under this provision at a rate of $4,000 per day for each day or part thereof, within 30 days of the approval of the invoice thereof.
The Company will provide you with reasonable notice in connection with any cooperation it requires in accordance with this section and will take reasonable steps to schedule your cooperation in any such matters so as not to materially interfere with your other professional and personal commitments. The Company will reimburse you for any reasonable out-of-pocket expenses you reasonably incur in connection with the cooperation you provide hereunder as soon as practicable after you present appropriate documentation evidencing such expenses. You agree to provide the Company with an estimate of any such expense before it is incurred.
5.    No Hire or Solicit
Throughout your employment and until one year after the termination of your employment, you agree not to hire, seek to hire, or cause any person or entity to hire or seek to hire (without the prior written consent of the Company), directly or indirectly (whether for your own interest or any other person or entity’s interest) any employee of the Company or any of its affiliates. This restriction does not apply to any employee who was discharged by the Company or any of its affiliates. In addition, this restriction will not prevent you from providing references.
6.    Acknowledgments
You acknowledge that the restrictions contained in this Annex, in light of the nature of the Company’s business and your position and responsibilities, are reasonable and necessary to protect the legitimate interests of the Company. You acknowledge that the Company has no adequate remedy at law and would be irreparably harmed if you breach or threaten to breach any of the provisions of this Annex, and therefore agree that the Company shall be entitled to injunctive relief to prevent any breach or threatened breach of any of the provisions and to specific performance of the terms of each of such provisions in addition to any other legal or equitable remedy it may have. You further agree that you will not, in any equity proceeding relating to the enforcement of the provisions of this Annex, raise the defense that the Company has an adequate remedy at law. Nothing in this Annex shall be construed as prohibiting the Company from pursuing any other remedies at law or in equity that it may have or any other rights that it may have under any other agreement. If it is determined that any of the provisions of this Annex, or any part thereof, is unenforceable because of the duration or scope (geographic or otherwise) of such provision, it is the intention of the parties that the duration or scope of such provision, as the case may be, shall be reduced so that such provision becomes enforceable and, in its reduced form, such provision shall then be enforceable and shall be enforced. Notwithstanding anything to the contrary contained in this Agreement, in the event you violate the covenants and agreements set forth in this Annex, then, in addition to all other rights and remedies available to the Company, the Company shall have no further obligation to pay you any severance benefits or to provide you with any other rights or benefits to which you would have been entitled pursuant to this Agreement had you not breached the covenants and agreements set forth in this Annex.
7.    Survival
The covenants and agreement set forth in this Annex shall survive any termination or expiration of this Agreement and any termination of your employment with the Company, in accordance with their respective terms.

ANNEX II

This Annex II constitutes part of the Agreement, dated June 16, 2026, by and between Hozefa Lokhandwala (“You”) and AMC Global Media Inc. (the “Company”). In accordance with Paragraph 1 of the Agreement, your participation in the activities set forth below is hereby pre-approved by the Company as of the Effective Date:

1.    Your service as a trustee and Chairman of the Risk Management & Audit Committee of Oberlin College.
2.    Your service in an advisory role to Westview Advisors.